EXHIBIT 10.52
SETTLEMENT AGREEMENT AND GENERAL RELEASE
     This Settlement Agreement and General Release (“Agreement”) is entered into by and between John M. Hughes (“Hughes”) and Alion Science and Technology Corporation (“Alion” or the “Company”) as of the latest date of execution by the parties to this Agreement. This Agreement supersedes any prior employment agreements or arrangements Hughes may have entered into with Alion or its subsidiaries, affiliates, successors, assigns or predecessors in interest, including without limitation the Employment Agreement between Hughes and Alion dated June 28, 2007 (the “Employment Agreement”), the Separation Agreement and General Release dated April 25, 2008 (the “Separation Agreement”) (except those provisions as set forth in Paragraph 5 below), and any and all phantom stock or other incentive compensation agreements between Hughes and the Company; provided, however, that the Employee Intellectual Property Agreement between Hughes and Alion, dated December 16, 2002, shall remain in full force and effect.
     WHEREAS, Hughes terminated employment with Alion effective August 15, 2008, and the parties entered into the Separation Agreement with respect to such termination; and
     WHEREAS, the Company has completed an investigation of certain issues arising from Hughes’ conduct of his employment with the Company; and
     WHEREAS, the parties now desire to finally resolve and settle any outstanding claims the parties may have in respect of Hughes’ employment and termination thereof:
     NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations contained herein, the adequacy of which is hereby acknowledged, the parties hereto expressly and intentionally bind themselves as follows:
     1. PAYMENTS BY ALION
     If Hughes signs and does not revoke this Agreement, in exchange for the promises and covenants herein, Alion shall pay or cause to be paid to or for the benefit of Hughes, Three Million Dollars ($3,000,000.00) by the following payments:
     (a) Five Hundred Thousand Dollars ($500,000.00), payable within fifteen (15) days of the date the Agreement becomes effective in accordance with its terms;
     (b) Five Hundred Thousand Dollars ($500,000.00), payable on December 31, 2008; and
     (c) Five Hundred Thousand Dollars ($500,000.00) payable by the end of each of the following four calendar quarters thereafter until the total amount of Three Million Dollars ($3,000,000.00) has been paid.
     Hughes expressly acknowledges and agrees that these payments by Alion are in exchange for resolution of all issues arising from or relating to Hughes’ employment with Alion and the termination of such employment, and any and all issues which could have been or were raised by him in connection with the foregoing. Hughes further expressly acknowledges and agrees that these payments by Alion are in lieu of any payments to which Hughes would otherwise be entitled to under the terms of the Employment Agreement, the Separation Agreement and any phantom stock or other incentive or other compensation agreements between Hughes and the Company.
     In addition to the above payments, Hughes expressly acknowledges and agrees that he received from the Company all outstanding and accrued Paid Time Off (“PTO”), as well as all proceeds previously held on his behalf in the Alion Non-Qualified Deferred Compensation Plan in accordance with the terms of such plan. Hughes further acknowledges and agrees that, except as provided in this Agreement or under the terms of an applicable qualified retirement or welfare employee benefit plan, no further payments shall be made to him, including any severance, phantom stock or other payments described in the Separation Agreement or Employment Agreement.
     The parties agree that, under current federal tax law, the settlement payments hereunder shall be reported on IRS Form W-2 and federal income tax shall be withheld at the applicable withholding rate. The Company shall withhold such further federal, state or local tax, payroll and other amounts from payments under this Agreement as the Company reasonably believes to be required by law. Hughes shall be solely responsible for payment of his own taxes, including any taxes arising under Internal Revenue Code Section 409A. The Company has not provided and will not provide tax advice to Hughes.
     2. EMPLOYMENT BENEFITS
     (a) Hughes agrees and acknowledges that his participation in any 401(k) Plan, short-term and long-term Disability Plans, or any other benefit plans made available to him as an Alion employee, and his participation in and entitlement to any and all other benefits in which he is currently enrolled, but which are not specifically addressed in this Agreement, terminated on August 15, 2008.
     (b) To the extent that Hughes is eligible for and elects to receive medical and/or dental benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and/or any qualifying beneficiaries, the Company shall pay on Hughes’ behalf, or reimburse Hughes for, the amount of the applicable COBRA that exceeds the amount of premium payable by Hughes for the same level of coverage immediately prior to the effective date of termination. Any such COBRA premium payment by the Company that constitutes taxable income to Hughes shall be grossed up by the Company, assuming an applicable income tax rate of forty percent (40%). Payments under this paragraph shall cease at the earlier of (i) the end of the first month in which Hughes is no longer eligible for COBRA for any reason (other than death or eligibility for Medicare, provided that COBRA coverage continues for any qualified beneficiary), or (ii) Eighteen (18) months after the Notification Date. Hughes shall notify the Company as soon as practicable after he ceases to be eligible for COBRA coverage due to coverage under the group health plan of another employer.

     3. GENERAL RELEASE BY HUGHES
     (a) Hughes hereby releases and forever discharges Alion, its subsidiaries, affiliates, insurers, predecessors, successors, and assigns, and the directors, officers, shareholders, employees, representatives and agents of each of the foregoing (collectively “Releasees”) of and from the following:
     (i) Any and all claims, demands, damages, liabilities, obligations, debts, and agreements whatsoever of every name and nature (other than those arising directly out of this Agreement), including, without limitation, those with respect to Hughes’ employment by Alion, or the terms and conditions of employment, benefits or compensation including, without limitation, any and all plans in which Hughes participated, including Alion’s phantom stock plan, or termination of his employment, which Hughes has or ever had against Releasees; and
     (ii) Without limitation, any and all claims known or unknown as of the date of execution of this Agreement for tortious injury, breach of contract, and/or wrongful discharge (including, without limitation, any claim for violation of public policy or constructive discharge), any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 or any other whistleblower claim, all claims for infliction of emotional distress, all claims for slander, libel, or defamation of character, and all claims for reinstatement, back pay, front pay, compensatory or punitive damages, severance pay, attorneys’ fees, or costs, as related to Hughes’ employment by Alion, or the terms and conditions or termination of his employment, benefits or compensation, or termination of such employment; and
     (iii) Without limitation, any and all claims known or unknown based upon any allegation of employment discrimination, including, without limitation, discrimination on the basis of race, color, sex, sexual orientation, age (including any claim pursuant to the federal Age Discrimination in Employment Act), religion, disability, national origin or any other classification protected under applicable law.
     (b) It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law.
     (c) Hughes acknowledges and agrees that Hughes:
     (i) has not filed or pursued any claim released hereby against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of Hughes’ employment or termination of employment, and Hughes shall not seek reinstatement or future employment with, or damages of any nature, severance pay, attorneys’ fees, or costs from any Releasee; and
     (ii) has been given the opportunity, if he so desires, to consider this Agreement for twenty-one (21) days before executing it. Any change made to the Agreement during the 21-day period, whether material or not, will not restart the running of the 21-day period. In the event that Hughes executes this Agreement within twenty-one (21) days of the date of its delivery to him, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For a period of seven (7) days from the date of the execution of this Agreement, Hughes shall retain the right to revoke this Agreement in accordance with 29 U.S.C. § 626 by written notice to Alion, c/o Kathy Madaleno, Director of Human Resources, 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102. This Agreement shall not become effective or enforceable until the expiration of such revocation period; and
     (iii) has been and is advised to consult an attorney regarding this Agreement prior to executing it and that he has been given sufficient time to do so; and
     (iv) has received full and adequate consideration for this General Release; and
     (v) fully understands and acknowledges the significance and consequences of this Agreement and represents by his signature that the terms of this Agreement are fully understood and voluntarily accepted by him. This Agreement has been individually negotiated by Hughes and is not part of a group exit incentive or other group employment termination program.
     (d) Excluded from this General Release are any claims or rights which cannot be waived by law, including the right to challenge the enforceability of this Agreement and Hughes’ right to file a charge with an administrative agency or participate in any agency investigation where that agency expressly prohibits such a waiver. However, Hughes is waiving his right to recover any money or to reinstatement with any Releasee in connection with such a charge or investigation. Hughes is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency.
     (e) This General Release becoming and remaining effective shall be a condition precedent to Hughes obtaining any payments or benefits under this Agreement, and shall be a condition precedent to the General Release by Alion in Paragraph 4 becoming effective.
     4. GENERAL RELEASE BY ALION
     (a) Alion hereby releases and forever discharges Hughes and his successors and assigns (collectively “Hughes Releasees”) of and from the following:
     (i) Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement), including, without limitation, those with respect to Hughes’ employment by Alion, which Alion has or ever had against Hughes Releasees; and
     (ii) Without limitation, any and all claims known or unknown as of the date of execution of this Agreement for tortious injury, breach of contract, all claims for slander, libel, or defamation of character, and all claims for punitive damages, attorneys’ fees, or costs, as related to Hughes’ employment by Alion.

     (b) It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law.
     (c) Alion acknowledges and agrees that it:
     (i) has not filed or pursued any claim released hereby against any Hughes Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of Hughes’ employment; and
     (ii) has been and is advised to consult an attorney regarding this Agreement prior to executing it and that he has been given sufficient time to do so; and
     (iii) has received full and adequate consideration for this General Release; and
     (iv) fully understands and acknowledges the significance and consequences of this Agreement.
     5. SURVIVAL OF PROVISIONS OF SEPARATION AGREEMENT
     Paragraphs 4 (General Release by Employee), 5 (Nondisclosure of Information; Return of Property), 6 (No Detrimental Communications), 7 (Future Assistance) and 8 (Non-Competition; Non-Solicitation) of the Separation Agreement shall continue in full force and effect. Paragraphs 9 through 16 of the Separation Agreement shall continue in full force and effect to the extent they relate to enforcement of Paragraphs 5, 6, 7, 8 or 9 (other than the last clause of the last sentence of Paragraph 9) of the Separation Agreement.
     6. GOVERNING LAW; SEVERABILITY
     This Agreement is entered into and shall be construed under the laws of the Commonwealth of Virginia. In the event any provision of this Agreement is determined to any extent to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the illegal or unenforceable provision shall be severed from this Agreement. In the event of such severance, the remainder of this Agreement shall not be affected thereby, and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     7. WAIVERS
     The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach.
     8. AMENDMENTS
     This Agreement may be modified or amended, in whole or in part, only by the mutual agreement of the parties in writing.

     9. NO OTHER INDUCEMENTS
     This Agreement sets forth the entire understanding of the parties in connection with the subject matter hereof. Any and all prior negotiations or discussion, either oral or written, are merged into this Agreement. Neither of the parties has made any settlement, representation or warranty in connection herewith (except those expressly set forth in this Agreement) which has been relied upon by the other party, or which acted as an inducement for the other party to enter into this Agreement.
     10. PERSONS BOUND BY AGREEMENT
     This Agreement shall be binding upon and inure to the benefit of Hughes and the Releasees and the Hughes Releasees and their respective successors.
     11. ASSIGNMENT OF INTERESTS
     Hughes warrants that he has not assigned, transferred or purported to assign or transfer any claim against the Releasees.
     12. PREVAILING PARTY ENTITLED TO FEES
     In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of the Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys’ fees and disbursements).
     13. CONFIDENTIALITY
     Hughes agrees to keep confidential, and not to disclose to any person or entity, the terms or conditions of this Agreement, except to his attorney, financial advisors and members of his immediate family, provided they agree to keep confidential such terms and conditions. In the event that Hughes believes he is compelled by law to divulge the terms or conditions of this Agreement, he will notify Alion’s Law Department of the basis for that belief before actually divulging the information. Hughes hereby confirms that, as of the date of this Agreement, he has not disclosed the terms or conditions of this Agreement, except as otherwise provided in this Agreement. Alion also agrees to keep confidential, and not to disclose, the terms and conditions of this Agreement outside of Releasees, its attorneys and consultants, unless Company is otherwise required to disclose such terms and conditions by operation of law or request by a governmental agency, or as required by any federal or state securities laws or regulations.
     IN WITNESS WHEREOF, the parties hereby agree to the terms and conditions of this Agreement as set forth above.
   EMPLOYEE:

By:	/s/ John M. Hughes	Date: October 23, 2008

John M. Hughes
ALION SCIENCE AND TECHNOLOGY CORPORATION:

By:	/s/ James C. Fontana James C. Fontana	Date: October 24, 2008
Senior VP and General Counsel